                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                             FORM 144

              NOTICE OF PROPOSED SALE OF SECURITIES
      PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933
SEC USE ONLY
------------
--------------------------------------
DOCUMENT SEQUENCE NO.
--------------------------------------
CUSIP NUMBER:
--------------------------------------
WORK LOCATION
-------------------------------------
ATTENTION:                 Transmit   for   filing   3  copies   of  this   form
                           concurrently  with  either  placing  an order  with a
                           broker to execute sale or  executing a sale  directly
                           with a market maker.
===========================================================================
1(a) NAME OF ISSUER (Please type or print)
     National R.V. Holdings, Inc.
---------------------------------------------------------------------------
(b)      IRS IDENT. NO.
     33-0371079
---------------------------------------------------------------------------
(c)      SEC FILE NO.
     0-22268
---------------------------------------------------------------------------
(d)      ADDRESS OF ISSUER     STREET          CITY     STATE    ZIP CODE
     3411 N. Perris Blvd. Perris, CA 92571
---------------------------------------------------------------------------
(e)      TELEPHONE NO.   AREA CODE     NUMBER
     (909) 943-6007
---------------------------------------------------------------------------
2(a)     NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD
     Siegler, Collery & Co. Employees' Savings and Profit Sharing Plan
---------------------------------------------------------------------------
 (b) SOCIAL SECURITY NO. OR IRS IDENT. NO.
     13-3501265
---------------------------------------------------------------------------
                           Page 1 of 5 Pages

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CUSIP No. 637277104                                   Page 2 of 5 Pages
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 (c) RELATIONSHIP TO ISSUER
     None
---------------------------------------------------------------------------
 (d) ADDRESS              STREET        CITY       STATE     ZIP CODE
     10 East 50th Street,                   New York,  NY        10022
===========================================================================

INSTRUCTION:      The person filing this notice should contact the issuer to obtain the IRS Identification Number and the S.E.C. File
                  Number.

===========================================================================
3(a)                         (b)                            SEC USE ONLY
Title of the        Name and Address of Each Broker
 Class of           Through Whom the Securities are          Broker-Dealer
 Securities           to be Offered or Each Market             File Number
 To Be Sold         Maker who is Acquiring the Securities
---------------------------------------------------------------------------
Common Stock
$.01 par value               various
---------------------------------------------------------------------------

---------------------------------------------------------------------------

===========================================================================


===========================================================================
      (c)            (d)            (e)             (f)        (g)Name of
Number of Shares   Aggregate   Number of Shares   Approxi-      Each
 or Other Units     Market      or Other Units      mate         Securities
  To Be Sold        Value         Outstanding   Date of Sale   Exchange
                                              (See instr.3(f)
(See instr.3(c) (See inst.3(d) (See inst.3(e) (MO  DAY  YR) (See instr.3(g)
---------------------------------------------------------------------------
 1,470              $38,588         10,356,972          5/20/99       NYSE
---------------------------------------------------------------------------
===========================================================================


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CUSIP No. 637277104                                        Page 3 of 5 Pages
-------------------                                     --------------------


                      TABLE I - SECURITIES TO BE SOLD

         Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:


===========================================================================
                                                     Name of Person from
Title of      Date You         Nature of                 Whom Acquired
The Class     Acquired   Acquisition Transaction   (If gift, also give date
                                                     donor acquired)

---------------------------------------------------------------------------
Common Stock    9/30/93       Purchase               Issuer (purchased in
$.01 par value                                       a registered public
                                                     offering)

                                                     Open market
                                                     transactions
---------------------------------------------------------------------------

--------------------------------------------------------------------------

===========================================================================

===========================================================================
     Amount of                Date of
Securities Acquired           Payment             Nature of Payment
---------------------------------------------------------------------------
     27,000                  various dates                Cash
---------------------------------------------------------------------------


===========================================================================

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CUSIP No. 637277104                                      Page 4 of 5 Pages
-------------------                                   --------------------


            TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS

         Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.

===========================================================================
Name and Address       Title of         Date of    Amount of        Gross
   of Seller        Securities Sold      Sale    Securities Sold   Proceeds
---------------------------------------------------------------------------
The SC Fundamental      Common           4/26/99      66,538     $1,625,186
Value Fund, L.P.                         4/27/99
10 East 50th Street                      4/28/99
New York, NY 10022                       4/29/99
                                         5/10/99
                                         5/11/99
                                         5/12/99
                                         5/13/99
                                         5/19/99
---------------------------------------------------------------------------
The SC Fundamental      Common           4/26/99      33,461       $818,071
Value Fund, L.P.                         4/27/99
10 East 50th Street                      4/28/99
New York, NY 10022                       4/29/99
                                         5/10/99
                                         5/11/99
                                         5/12/99
                                         5/13/99
                                         5/19/99
===========================================================================

Remarks: Table II excludes, as required by Rule 144(e)(3)(vii), sales of shares of the Issuer's Common Stock sold pursuant to an effective registration statement under the Securities Act of 1933, as amended.

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CUSIP No. 637277104                                        Page 5 of 5 Pages
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ATTENTION:  The person for whose  account  the  securities  to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.



                                           Siegler, Collery & Co. Employees'
                                           Savings and Profit Sharing Plan


5/21/99                                              /s/ Neil H. Koffler
-----------------------------               By:------------------------------
    (Date of Notice)                                     (Signature)



The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed.

Any copies not manually signed shall bear typed or printed signatures.

Attention:    Intentional misstatements or omission of facts constitute
              Federal Criminal Violations (See 18 U.S.C. 1001).


128798

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